                                                                    Exhibit 99.1
                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301

                   TIFFANY'S SECOND QUARTER EARNINGS RISE 26%;
                     COMPARABLE U.S. STORE SALES INCREASE 9%

NEW YORK, August 13, 2003 - Tiffany & Co. (NYSE-TIF) today reported increases of 18% in net sales and 26% in net earnings in its second quarter ended July 31, 2003. Net earnings were 28 cents per share on a diluted basis, versus 22 cents a year ago.

Michael J. Kowalski, chairman and chief executive officer, said, "We are pleased and especially encouraged by our U.S. sales growth, which strengthened as the quarter progressed, as well as with the progress we are making in many international markets. We believe these results again confirm the lasting appeal of Tiffany's products."

In the second quarter, net sales of $442,495,000 were 18% higher than $374,427,000 in the prior year. Sales growth occurred in Tiffany's domestic and international operations. Worldwide, on a constant-exchange-rate basis that excludes the effect of translating local-currency-denominated sales into U.S. dollars, net sales rose 16% and comparable store sales rose 8%.

Second quarter net earnings increased 26% to $41,147,000, or 28 cents per diluted share, compared with $32,714,000, or 22 cents per diluted share, a year ago. Earnings benefited from the sales increase, an improved expense ratio and a lower effective tax rate.

In the six months (first half) ended July 31, 2003, net sales rose 16% to $838,334,000, compared with $721,556,000. On a constant-exchange-rate basis, net sales increased 13% and comparable worldwide store sales rose 4%. Net earnings increased 18% to $77,010,000, or 52 cents per diluted share, compared with $65,423,000, or 44 cents per diluted share.

Sales results in Tiffany's four channels of distribution were as follows:

      - U.S. Retail sales increased 14% to $213,036,000 in the second quarter and 10% to $386,622,000 in the first half. Comparable store sales increased 9% in the second quarter (up 11% in branch stores and 2% in Tiffany's New York flagship store) and 6% in the first half (up 7% in branch stores and down 1% in the flagship store). Comparable store sales growth in the quarter was generated by both an increased number of transactions and an increased average transaction amount. In the first half, the Company opened new stores in Coral Gables, Florida and Walnut Creek, California, and converted a wholesale-trade location in Guam to a company-operated TIFFANY & CO. store.

      - International Retail sales rose 14% to $168,987,000 in the second quarter and 13% to $334,511,000 in the first half. On a constant-exchange-rate basis, total International Retail sales increased 9% in the second quarter and 6% in the first half; on that basis, comparable retail store sales increased 4% and fractionally in Japan (total sales in Japan increased 7% and 4%), rose 4% and 2% in other Asia-Pacific markets and increased 14% and 11% in Europe. During the first half, the Company opened two department store retail locations and relocated an older one in Japan, and opened a retail location in Korea.

      - Direct Marketing sales increased 13% to $43,943,000 in the second quarter and 12% to $81,226,000 in the first half. Combined Internet/catalog sales rose 21% in both the quarter and the half due to continued strength in e-commerce sales, while Business sales rose 2% in the quarter and declined fractionally in the first half.

      - Specialty Retail sales were $16,529,000 in the second quarter and $35,975,000 in the first half, which primarily reflects the consolidated net sales of Little Switzerland, Inc.

Gross margin (gross profit as a percentage of net sales) was 57.6% in the second quarter and 57.8% in the first half, which, as expected, was lower than a year ago. This was largely due to the consolidation of Little Switzerland, Inc., which the Company acquired in October 2002, as well as to changes in sales mix and a higher LIFO charge that was primarily due to higher costs of precious metals, with a partial offset from the benefit of leverage on indirect costs. The expense ratios (selling, general and administrative expenses (SG&A) as a percentage of net sales) of 42.2% in the quarter and 42.6% in the half were lower than the prior year.

The Company continues to benefit from its strong financial position. Net-debt leverage was 22% at July 31, 2003 compared with 14% a year ago. The increase was primarily due to the purchase in the second quarter by the Company's Japanese subsidiary of the land and building housing its flagship store in Tokyo's famous Ginza shopping district. The purchase price was 16.5 billion yen (approximately $140 million) plus transaction fees. The purchase ensures Tiffany's long-term occupancy of that prime location and the net cost will be roughly neutral to earnings.

Net inventories of $814,406,000 at July 31, 2003 were 18% higher than a year ago, partly due to the inclusion of Little Switzerland's inventories, expanded manufacturing operations, the opening of new stores and the introduction of new products.

The Company did not repurchase any shares of its Common Stock in the second quarter and approximately $16 million remains available for repurchases under a Board-authorized plan which expires in November 2003.

Mr. Kowalski added, "There are some signs of economic improvement in the U.S. and around the world. Tiffany's recent results, combined with ongoing initiatives to open new stores, introduce new products and communicate even more effectively, allow us to remain comfortable with our previously-disclosed earnings expectations for fiscal 2003. Our specific expectations for the full year include:


      - a low-teens percentage increase in annual net sales (assumes comparable store sales increasing by mid-single-digits in the U.S. and low-single-digits in Japan, and 5% growth in retail store square footage, including new stores to be opened in Palm Desert, California, Hong Kong, Sao Paulo, Brazil and Puebla, Mexico);

      - a 1% decline in gross margin as incremental infrastructure costs (including for a new distribution center), the consolidation of Little Switzerland and a higher LIFO charge more than offset margin benefits from increased use of internal manufacturing;

      - a low-teens percentage increase in SG&A for store openings, business development, advertising, depreciation and insurance;

      -     a mid-single-digit increase in operating earnings;

      -     "other expenses, net" of approximately $15 million;

      -     a high-single-digit increase in earnings before income taxes;

      -     an effective tax rate of approximately 37%; and

      - a mid-to-high single-digit increase in net earnings, in the range of $1.33 - $1.38 per diluted share.

These full year expectations continue to anticipate a net earnings decline in the third quarter and an increase in the fourth quarter. As publicly noted previously, net earnings in the third quarter of 2003 will be adversely impacted by the increased costs related to the startup and ongoing operation of the Company's new distribution center, and the year-over-year comparison will be affected by a non-recurring tax benefit in the third quarter of 2002. Based on our results to date and the success of our strategic initiatives, Tiffany is very well-positioned to pursue its long-term growth opportunities and create additional and lasting shareholder value."

The Company will host a conference call today at 8:30 a.m. (EST) to review these results and its outlook. Interested parties may listen to a broadcast on the Internet at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Conference Call") and at www.streetevents.com.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, Internet and catalog sales. Specialty Retail primarily includes the retail sales made in Little Switzerland, Inc. stores and also includes consolidated results from other ventures now operated or to be operated under non-TIFFANY & CO. trademarks or trade names. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line 800-TIF-0110.

The Company anticipates reporting its third quarter results on November 13, 2003 and conducting a conference call at 8:30 a.m. (EST) that day, to be broadcast at www.tiffany.com and www.streetevents.com. To receive future notifications for conference calls and/or news release alerts, interested parties may register at www.tiffany.com (click on "About Tiffany," "Shareholder Information," "Calendar of Events" and "News by E-Mail").

THIS PRESS RELEASE CONTAINS CERTAIN "FORWARD-LOOKING" STATEMENTS CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, MARGINS AND EARNINGS. ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. INFORMATION CONCERNING FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE SET FORTH IN TIFFANY'S 2002 ANNUAL REPORT AND IN FORM 10-K, 10-Q AND 8-K REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                        Three months                   Six months
                                                        ended July 31,                ended July 31,
                                                   -----------------------       -----------------------
                                                     2003           2002           2003           2002
                                                     ----           ----           ----           ----
Net sales                                          $442,495       $374,427       $838,334       $721,556
Cost of sales                                       187,523        154,620        353,718        295,334
                                                   --------       --------       --------       --------
Gross profit                                        254,972        219,807        484,616        426,222
Selling, general and administrative expenses        186,519        160,729        357,194        308,578
                                                   --------       --------       --------       --------
Earnings from operations                             68,453         59,078        127,422        117,644
Other expenses,  net                                  3,450          4,554          5,763          8,606
                                                   --------       --------       --------       --------
Earnings before income taxes                         65,003         54,524        121,659        109,038
Provision for income taxes                           23,856         21,810         44,649         43,615
                                                   --------       --------       --------       --------
Net earnings                                       $ 41,147       $ 32,714       $ 77,010       $ 65,423
                                                   ========       ========       ========       ========
Net earnings per share:
  Basic                                            $   0.28       $   0.22       $   0.53       $   0.45
                                                   ========       ========       ========       ========
  Diluted                                          $   0.28       $   0.22       $   0.52       $   0.44
                                                   ========       ========       ========       ========
Weighted average number of common shares:
  Basic                                             145,294        145,780        145,094        145,607
  Diluted                                           148,163        149,727        147,744        149,824



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                      JULY 31,       January 31,       July 31,
                                                        2003            2003             2002
                                                        ----            ----             ----
ASSETS
Current assets:
Cash and cash equivalents                           $  116,119       $  156,197       $  191,326
Accounts receivable, net                               104,949          113,061           87,565
Inventories, net                                       814,406          732,088          689,732
Deferred income taxes                                   44,185           44,380           48,957
Prepaid expenses and other current assets               35,705           24,662           33,708
                                                    ----------       ----------       ----------
Total current assets                                 1,115,364        1,070,388        1,051,288

Property, plant and equipment, net                     844,631          677,630          573,475
Deferred income taxes                                    7,895            6,595            5,415
Other assets, net                                      159,144          168,973          148,358
                                                    ----------       ----------       ----------
                                                    $2,127,034       $1,923,586       $1,778,536
                                                    ==========       ==========       ==========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Short-term borrowings                               $  186,157       $   52,552       $   38,313
Current portion of long-term debt                         --               --             51,500
Accounts payable and accrued liabilities               172,383          163,338          133,594
Income taxes payable                                    22,011           41,297            9,413
Merchandise and other customer credits                  43,457           42,720           39,196
                                                    ----------       ----------       ----------
Total current liabilities                              424,008          299,907          272,016

Long-term debt                                         289,686          297,107          289,210
Postretirement/employment benefit obligations           35,574           33,117           32,666
Other long-term liabilities                             96,360           85,406           75,457
Stockholders' equity                                 1,281,406        1,208,049        1,109,187
                                                    ----------       ----------       ----------
                                                    $2,127,034       $1,923,586       $1,778,536
                                                    ==========       ==========       ==========


Certain reclassifications were made to the prior period's condensed consolidated balance sheet.